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Metropolitan Life Insurance Company
501 Boylston Street
Boston, MA 02116

MetLife Investors Distribution Company
5 Park Plaza, Suite 1900
Irvine, CA 92614

November 23, 2009

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-4644

Re: Pre-Effective Amendment No. 1
    Metropolitan Life Insurance Company
    Metropolitan Life Separate Account E
    Registration Statement on Form N-4 (File Nos. 333-162586/811-04001)


Commissioners:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Metropolitan Life Insurance Company, the depositor, on behalf of itself and Metropolitan Life Separate Account E, the registrant, and MetLife Investors Distribution Company, the principal underwriter, hereby request that the effective date of the above-referenced pre-effective amendment to the registration statement filed on Form N-4 be accelerated and declared effective on November 24, 2009, or as soon thereafter as is reasonably practicable.

METROPOLITAN LIFE INSURANCE COMPANY
(Depositor)

METROPOLITAN LIFE SEPARATE ACCOUNT E
(Registrant)


By: /s/ Gregory E. Illson
    ---------------------
    Gregory E. Illson
    Vice President

METLIFE INVESTORS DISTRIBUTION COMPANY
(Principal Underwriter)


By: /s/ Richard C. Pearson
    ----------------------
    Richard C. Pearson
    Executive Vice President and General Counsel